UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Troha, Janice M.
   6850 North Broadway
   Denver, CO  80221
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   08/20/98
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Cortech, Inc.

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President,  Development
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Options (Right to |(1)      |08/16/04 |Common Stock           |12,500   |$1.7500   |D            |                           |
Purchase)               |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |(2)      |10/04/04 |Common Stock           |12,500   |$2.5000   |D            |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |(1)      |12/23/04 |Common Stock           |5,000    |$2.0000   |D            |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |(1)      |06/01/05 |Common Stock           |4,000    |$2.3100   |D            |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |(3)      |01/22/06 |Common Stock           |12,000   |$2.3125   |D            |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |(4)      |02/20/07 |Common Stock           |10,000   |$1.3750   |D            |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  Options are currently
exercisable.
(2) 11,716 of such options are currently exercisable and 784 of such options become exercisable on 10/4/98.
(3) 7,500 of such options are currently exercisable and 750 of such options become exercisable on each of 10/22/98, 1/22/99, 4/22/99, 7/22/99,
10/22/99 and
1/22/2000.
(4) 3,750 of such options are currently exercisable and 625 of such options become exercisable on each of 11/20/98, 2/20/99, 5/20/99, 8/20/99,
11/20/99, 2/20/2000, 5/20/2000, 8/20/2000 and
11/20/2000.
SIGNATURE OF REPORTING PERSON
/s/ Janice M. Troha
DATE
August 31, 1998